Exhibit 99.1

Madeleine Kleiner to Join Jack in the Box Inc. Board of Directors

SAN DIEGO--(BUSINESS WIRE)--August 8, 2011--Jack in the Box Inc. (NASDAQ: JACK) today announced the addition of Madeleine Kleiner to the company’s board of directors, effective September 22, 2011.

Kleiner was most recently executive vice president, general counsel and corporate secretary for Hilton Hotels Corporation, a hotel and resort company. At Hilton, Kleiner oversaw the company’s legal affairs and the ethics, privacy and government affairs functions. She was also a member of the executive committee, with significant responsibility for board of directors matters. She left Hilton in 2008 after completing her responsibilities in connection with the sale of the company. Prior to Hilton, Kleiner served as senior executive vice president, chief administrative officer and general counsel of H. F. Ahmanson & Company and its subsidiary, Home Savings of America, where she was responsible for oversight of legal, human resources, legislative and government affairs and corporate communications. Previously, Kleiner was a partner at the law firm of Gibson, Dunn & Crutcher, where she advised corporations and their boards primarily in the areas of mergers and acquisitions, corporate governance, securities transactions and compliance.

Kleiner currently serves on the Board of Directors of Northrop Grumman Corporation. She also is vice chair of the UCLA Medical Center Board of Advisors and a member of the board of the New Village Charter School. She previously served as a director of several Merrill Lynch mutual funds operating under the Hotchkiss and Wiley name. Kleiner earned her bachelor’s degree from Cornell University and her juris doctorate from Yale Law School.

“Madi brings more than three decades of corporate leadership to her new role on our board,” said Linda A. Lang, chairman, CEO and president of Jack in the Box Inc. “With her strong background in corporate governance and experience as a senior executive for a major franchisor in the hospitality industry she’s an excellent fit with our board.”

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 19 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 550 restaurants in 42 states and the District of Columbia. For more information, visit www.jackinthebox.com.

CONTACT:
Jack in the Box Inc.
Brian Luscomb, 858-571-2291
brian.luscomb@jackinthebox.com